Exhibit 4.31

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is executed by and among the following parties on December 28, 2015 in Beijing, the People’s Republic of China (the “PRC”):

Party A	(hereinafter “Pledgee”):

Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd., a wholly foreign owned enterprise incorporated and existing under the laws of the PRC with its address at Room 1810, 18/F, 1 Zhichun Road, Haidian District, Beijing;

Party B:	Zhengdong Zhu, a PRC citizen with the PRC Identification No.: 320102196806142439

Party C:	Baohong Yin, a PRC citizen with the PRC Identification No.: 320102196710242849;

Party D:	Beijing Champion Healthcare Education Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC with its address at Room 303A, 3/F, 1 Zhichun Road, Haidian District, Beijing.

Under this Agreement, Party B and Party C shall be referred to as “Pledgors”, and each of Pledgee, Pledgors and Party D shall be referred to as a “Party” respectively, and collectively referred to as the “Parties”.

Whereas:

1.	Pledgors hold an aggregate of 100% of equity interests of Party D as of the date hereof, representing RMB 32,000,000 in the registered capital of Party D. Party D is a limited liability company incorporated and existing under the laws of the PRC. Party D acknowledges the respective rights and obligations of Pledgors and Pledgee under this Agreement, and intends to provide necessary assistance in registering the Pledge (as defined below);

2.	Pledgee is a wholly foreign owned enterprise incorporated and existing under laws of the PRC. Pledgee and Party D have executed an Exclusive Business Cooperation Agreement (as defined below); Party D, Pledgee and Pledgors have executed an Exclusive Option Agreement (as defined below); and each Pledgor has executed a Power of Attorney to Pledgee.

3.	To ensure that Party D and Pledgors fully perform their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney, Pledgors hereby pledge to Pledgee all of the equity interest they aggregately hold in Party D as security for the performance of Party D and Pledgors’ obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, and the Power of Attorney.

To fulfill the provisions of the Transaction Documents (as defined below), the Parties have mutually agreed to execute this Agreement upon the following terms.

1.	Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1	“Pledge” shall refer to the security interest granted by Pledgors to Pledgee pursuant to Section 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis with the conversion or proceeds from auction or sale of the Equity Interest.

1.2	“Equity Interest” shall refer to all of the equity interest now held and hereafter acquired by Pledgors in Party D.

1.3	“Term of Pledge” shall refer to the term set forth in Section 3 of this Agreement.

1.4	“Transaction Documents” shall refer to the Exclusive Business Cooperation Agreement executed by and between Party D and Pledgee on December 28, 2015 (the “Exclusive Business Cooperation Agreement”), the Exclusive Option Agreement executed by and among Party D, Pledgee and Pledgors on December 28, 2015 (the “Exclusive Option Agreement”), the Power of Attorney executed on December 28, 2015 by Pledgors (the “Power of Attorney”) and any modification, amendment and/or restatement to the aforementioned documents.

1.5	“Contract Obligation” shall refer to all the obligations of Pledgors under the Exclusive Option Agreement, the Power of Attorney and this Agreement; all the obligations of Party D under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement.

1.6	“Secured Indebtedness” shall refer to all the direct, indirect or derivative losses of Pledgee, including loss of foreseeable profits, incurred as a result of any Event of Default (as defined below). The amount of such loss shall be based on, including but not limited to, the reasonable business plan and profit forecast of Pledgee, the consulting and service fees payable to Pledgee under the Exclusive Business Cooperation Agreement, and all expenses occurred in connection with enforcement by Pledgee of Pledgors and/or Party D’s Contract Obligation.

1.7	“Event of Default” shall refer to any of the circumstances set forth in Section 7 of this Agreement.

1.8	“Notice of Default” shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

2.	The Pledge

2.1	Pledgors agree to pledge all the Equity Interest as security for performance of the Contract Obligation and payment of the Secured Indebtedness under this Agreement. Party D hereby agrees that Pledgors pledge the Equity Interest to Pledgee pursuant to this Agreement.

2.2	During the Term of Pledge, Pledgee is entitled to receive any dividends distributed on the Equity Interest. Pledgors may receive dividends distributed on the Equity Interest subject to prior written consent obtained from Pledgee. Dividends received by Pledgors on Equity Interest, subject to request of Pledgee, shall be (1) deposited into an account designated and supervised by Pledgee and used to secure the performance of Contract Obligation and pay off the Secured Indebtedness prior and in preference to any other payment; or (2) unconditionally distributed to Pledgee or any other person designated by Pledgee to the extent permitted under applicable PRC laws.

2.3	Pledgors may subscribe for capital increase in Party D subject to prior written consent of Pledgee. Any equity interest obtained by Pledgors in such future capital increase shall be deemed as Equity Interest.

2.4	In the event that Party D is forced to be liquidated or dissolved under applicable PRC laws, any interest distributed to Pledgors upon Party D’s liquidation or dissolution, subject to the request of Pledgee, shall be (1) deposited into an account designate and supervised by Pledgee and used to secure the performance of Contract Obligation and pay off the Secured Indebtedness prior and in preference to any other payment; or (2) unconditionally distributed to Pledgee or any other person designated by Pledgee to the extent permitted under applicable PRC laws.

3.	Term of Pledge

3.1	The Pledge shall become effective when the pledge of the Equity Interest contemplated herein is registered with competent administration for industry and commerce (the “AIC”). The Pledge shall be valid until all Contract Obligation and Secured Indebtedness are fully performed and paid. Pledgors and Party D shall (1) register the Pledge in the shareholders’ register of Party D within 3 business days following the execution of this Agreement and/or the completion of increase of registered capital of Party D, and (2) submit an application to the AIC for the registration of the Pledge of the Equity Interest contemplated herein within 30 business days following the execution of this Agreement and/or the completion of increase of registered capital of Party D. The Parties mutually covenant that for the purpose of registration of the Pledge, the Parties hereto and all other shareholders of Party D shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of Party D which shall truly reflect the information of the Pledge hereunder (hereinafter “AIC Pledge Contract”). For matters not specified in the AIC Pledge Contract, the Parties shall be bound by the provisions of this Agreement. Pledgors and Party D shall submit all necessary documents and complete all necessary procedures as required by the PRC laws and regulations and the AIC, to ensure that the Pledge be registered with the AIC as soon as possible after submission of application.

3.2	During the Term of Pledge, in the event Pledgors and/or Party D fails to perform the Contract Obligation or pay off Secured Indebtedness, Pledgee shall have the option to exercise the Pledge in accordance with the provisions of this Agreement.

4.	Custody of Records for Equity Interest subject to Pledge

4.1	During the Term of Pledge set forth in this Agreement, Pledgors shall deliver to Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within one week from the execution of this Agreement and/or the completion of increase of registered capital of Party D. Pledgee shall have custody of such documents during the entire Term of Pledge set forth in this Agreement.

5.	Representations and Warranties of Pledgors and Party D

As of the date of this Agreement, Pledgors and Party D hereby jointly and severally represent and warrant to Pledgee that:

5.1	Pledgors respectively are the sole legal and beneficial owner of the Equity Interest.

5.2	Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.

5.3	Except the Pledge, Pledgors have not placed any security interest or other encumbrance on the Equity Interest.

5.4	Pledgors and Party D have obtained any and all approvals and consents from competent government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

5.5	The execution, delivery and performance of this Agreement will not (i) violate any relevant PRC laws; (ii) conflict with Party D’s articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

6.	Covenants of Pledgors and Party D

6.1	Pledgors and Party D hereby jointly and severally covenant to Pledgee:

6.1.1	Pledgors shall not transfer the Equity Interest, in whole or in part, attach or permit the existence of any security interest or other encumbrance on the Equity Interest, without the prior written consent of Pledgee, except for the performance of the Transaction Documents;

6.1.2	Pledgors and Party D shall comply with the provisions of all laws and regulations applicable to the pledge of rights, and within 5 days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and Pledgors and Party D shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon reasonable request or consent of Pledgee;

6.1.3	Pledgors and Party D shall promptly notify Pledgee of any event or notice received by Pledgors that may have an impact on Pledgee’s rights on the Equity Interest or any portion thereof, as well as any event or notice received by Pledgors that may have an impact on any guarantees, representation and warranties and obligations of Pledgors arising out of this Agreement.

6.1.4	Party D shall complete the registration procedures for extension of the term of operation within 3 months prior to the expiration of such term to maintain the validity of this Agreement.

6.2	Pledgors agree that the rights acquired by Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or infringed by Pledgors or any successor(s) or agent(s) of Pledgors or any other persons through any legal proceedings.

6.3	To protect or perfect the security interest granted by this Agreement for the Contract Obligation and Secured Indebtedness, Pledgors hereby undertake to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgors also undertake to perform and to cause other parties who have an interest in the Pledge to perform actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with Pledgee or designee(s), whether natural persons or legal persons, of Pledgee. Pledgors undertake to provide Pledgee with all notices, orders and decisions regarding the Pledge that are required by Pledgee within a reasonable time.

6.4	Pledgors hereby undertake to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of the guarantees, promises, agreements, representations and conditions, Pledgors shall indemnify Pledgee for all losses resulting therefrom.

7.	Event of Default

7.1	The following circumstances shall be deemed Event of Default:

7.1.1	any Pledgors’ breach to any obligations under the Transaction Documents and/or this Agreement.

7.1.2	any Party D’s breach to any obligations under the Transaction Documents and/or this Agreement.

7.2	Upon notice or discovery of the occurrence of any circumstances or event that may lead to the circumstances described in Section 7.1, Pledgors and Party D shall immediately notify Pledgee in writing accordingly.

7.3	Unless an Event of Default set forth in this Section 7.1 is successfully resolved to Pledgee’s satisfaction within 20 days after Pledgee delivers a notice to Pledgors and/or Party D, requesting ratification of such Event of Default. Pledgee may issue a Notice of Default to Pledgors in writing at any time thereafter, demanding to immediately exercise the Pledge in accordance with the Section 8 of this Agreement.

8.	Exercise of Pledge

8.1	Pledgee may issue a Notice of Default to Pledgors when exercising the Pledge.

8.2	Subject to Section 7.3, Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 8.1. Once Pledgee elects to exercise the right to enforce the Pledge, Pledgors shall cease to be entitled to any rights or interests associated with the Equity Interest.

8.3	After the issuance of a Notice of Default in accordance with Section 8.1, Pledgee may exercise any remedy measure under applicable PRC laws, the Transaction Documents and this Agreement, including but not limited to, be compensated in priority by the conversion of the Equity Pledge or from the proceeds from auction or sale of the Equity Interest. Pledgee shall have no liability for any loss incurred by its duly exercise of such rights and powers.

8.4	The proceeds from exercise of the Pledge by Pledgee shall be used to pay for tax and expenses incurred by disposing the Equity Interest and perform Contract Obligation and pay off the Secured Indebtedness prior and in preference to any other payment. After the payment of the aforementioned amounts, the remaining balance shall be returned to Pledgors or any other person who have rights to such balance under applicable laws or be deposited to the local notary public office where Pledgors reside, with all expense incurred being borne by Pledgors. To the extent permitted under applicable PRC laws, Pledgors shall unconditionally give the aforementioned proceeds to Pledgee or any other person designated by Pledgee.

8.5	Pledgee has the right to exercise any remedy measure available simultaneously or in any order. Pledgee may exercise the right to be compensated in priority by the conversion of the Equity Pledge or from the proceeds from auction or sale of the Equity Interest under this Agreement, without exercising any other remedy measure first.

8.6	Pledgee may designate its attorney or other agents to exercise the Pledge on its behalf, and Pledgors and Party D shall not raise any objection to such exercise.

8.7	When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgors and Party D shall provide necessary assistance to enable Pledgee to exercise the Pledge.

9.	Breach of Agreement

9.1	If Pledgors or Party D conducts any material breach of any term of this Agreement, Pledgee shall have right to terminate this Agreement and require the breaching party to compensate all damages; this Section 9 shall not prejudice any other rights of Pledgee herein;

9.2	If Pledgee conducts any breach of any term of this Agreement, Pledgors or Party D shall not terminate this Agreement in any event unless otherwise required by applicable laws.

10.	Assignment

10.1	Unless otherwise consented by Pledgee in advance, Pledgors shall not have the right to assign or delegate its rights and obligations under this Agreement.

10.2	This Agreement shall be binding on Pledgors, its successors and permitted assigns, and shall be valid on Pledgee and each of its successors and assigns.

10.3	Pledgee may assign any and all of its rights and obligations under the Transaction Documents at any time to its designee(s), in which case the designee(s) shall have the rights and obligations of Pledgee under this Agreement, as if it were the original party to this Agreement. When Pledgee assigns the rights and obligations under the Transaction Documents, upon Pledgee’s request, Pledgors and/or Party D shall execute relevant agreements or other documents relating to such assignment.

10.4	In the event of a change in Pledgee due to an assignment, Pledgors and/or Party D shall, subject to the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the AIC.

10.5	Pledgors and Party D shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, perform the obligations hereunder and thereunder, and refrain from any action/forbearance that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgors with respect to the Equity Interest shall not be exercised by Pledgors except in accordance with the written instructions of Pledgee.

11.	Termination

11.1	Upon the fulfillment of all Contract Obligation and the payment of all Secured Indebtedness by Pledgors and Party D, Pledgee shall, upon Pledgors’ request, release the Pledge under this Agreement as soon as reasonably practicable and assist Pledgors to de-register the Pledge from the shareholders’ register of Party D and with the AIC.

11.2	The provisions under Sections 9, 13, 14 and this Section 11.2 of this Agreement shall survive the expiration or termination of this Agreement.

12.	Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp duty and any other taxes and fees, shall be borne by Party D.

13.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement.

14.	Governing Law and Dispute Resolution

14.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws.

14.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

14.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

15.	Notices

15.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail with postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A copy of each notice shall also be sent by E-mail. The dates on which notice is deemed to be effectively given shall be determined as follows:

15.2	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

15.3	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

15.4	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Attn:	Zhi Wang

Phone:	86-10-82337885

Facsimile:	86-10-82337887

Party B:	Zhengdong Zhu

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Phone:	86-10-82319999

Facsimile:	86-10-82337887

Party C:	Baohong Yin

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Phone:	86-10-82319999

Facsimile:	86-10-82337887

Party D:	Beijing Champion Healthcare Education Technology Co., Ltd.

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Attn:	Zhi Wang

Phone:	86-10-82337885

Facsimile:	86-10-82337887

15.5	Any Party may at any time change its address for notices by delivering a notice to other Parties in accordance with the terms hereof.

16.	Severability

In the event that one or several provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by laws and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.	Effectiveness

17.1	This Agreement shall become effective upon execution by the Parties.

17.2	Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties.

18.	Language and Counterparts

This Agreement is written in Chinese and English in five copies. Pledgors, Pledgee and Party D shall hold one copy respectively and the other copy shall be used for registration. Each copy of this Agreement shall have equal validity. In the event that there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

The Remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party A:	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Legal Representative

Party B:	Zhengdong Zhu

By:	/s/ Zhengdong Zhu

Party C:	Baohong Yin

By:	/s/ Baohong Yin

Party B:	Beijing Champion Healthcare Education Technology Co., Ltd.

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Legal Representative